Exhibit 99.1

Source: Company management Dollars in millions 2009 and 2010 Revenue and Adjusted EBITDA for Monitronics are as of the fiscal year ended June 30th; the Company changed to calendar year fiscal years in connection with its acquisition by Ascent in December 2010 Monitronics Revenue and Adjusted EBITDA for the years ended December 31, 2011 and December 31, 2010 exclude the negative impact of a $2.3 million and $3.0 million, respectively, fair value adjustment related to deferred revenue in relation to Ascent’s acquisition of Monitronics Security Networks’ Revenue for each of the years ended Dec. 31, 2012, 2011, 2010 and 2009 and Adjusted EBITDA for the year ended Dec. 31, 2012 have been derived entirely from the books and records of Security Networks Security Networks’ Adjusted EBITDA for the year ended Dec. 31, 2012 excludes approximately $982,000 of contingent consideration earn out expense related to the 2010 acquisition of SN by Oak Hill and its affiliates Combined Q3 2013 LQA PF Revenue and Adjusted EBITDA includes Security Networks’ results for the pre-acquisition period July 1, 2013 through August 16, 2013. Combined Q3 2013 LQA PF Adjusted EBITDA excludes operational synergies of $4-6 million associated with the acquisition of SN and previously mentioned for illustrative purposes only. Operational synergies are not intended to reflect management’s projections or guidance Strong Historical Operational Profile Revenue CAGR: 12% / EBITDA CAGR: 13% (1) (1) (2) (2) Revenue CAGR: 38% (3) (4) (2) (3) (1) (2) (3) (1) (3) (5) (3) (4) (3) (3) (3) $47 $30 $39 $53 $78 2009A 2010A 2011A 2012A $153 $190 $216 $236 $282 $234 $275 $314 $345 $409 2009A 2010A 2011A 2012A LQA (6/30/13) Revenue Adj. EBITDA $283 $355 $264 $314 $367 $423 $528 2009A 2010A 2011A 2012A PF LQA (9/30/13) 2009A 2010A 2011A 2012A

Monitronics generally defines Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization (including the amortization of subscriber accounts) and realized and unrealized loss on derivative instruments, and other non-cash or non-recurring charges such as acquisition related professional fees, write off of deferred financing costs, and stock-based and other non-cash long-term incentive compensation. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of Monitronics’ operating performance nor of cash flows available to fund all of its cash needs. It is, however, a measurement Monitronics believes is useful to investors to evaluate its operating performance. Adjusted EBITDA is also a measure that Monitronics believes is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to adjustments, by which Monitronics’ covenants are calculated under the agreements governing its debt obligations. For purposes of this presentation, Monitronics has applied the same definitions of Adjusted EBITDA to the financial information of Security Networks. Adjusted EBITDA Definition

Adjusted EBITDA Reconciliations

Monitronics

($ in Thousands)	For the Quarter Ended September 30, 2013			For the 12 Months Ended December 31,	
				2012	2011
	Actual As Reported	PF Adjustments (1)	PF Adjusted	Actual	Actual
Net Income (Loss)	($9,310)	$3,040	($6,270)	($16,776)	($6,759)
Amortization of subscriber accounts and dealer network	55,746	5,520	$61,266	163,468	159,619
Depreciation	1,910	(212)	$1,698	5,286	4,704
Restructuring charges	402	-	$402	-	-
Stock-based compensation expense	361	50	$411	1,384	393
Security Networks acquisition-related costs	1,032	(1,881)	($849)	-	-
Security Networks integration-related costs	535	-	$535	-	-
Realized/unrealized loss on derivative instruments	-	-	$0	2,044	10,601
Refinancing costs	-	-	$0	6,245	-
Interest expense	25,732	4,384	$30,116	71,405	42,698
Income tax expense	1,241	146	1,387	2,619	2,564
Adjusted EBITDA	$77,649	$11,047	$88,696	$235,675	$213,820

Security Networks

($ in Thousands)	For the 12 Months Ended December 31, 2012 Actual
Net Income (Loss)	$3,576
Amortization of subscriber accounts and dealer network	24,470
Depreciation	1,138
Stock-based compensation expense	388
Acquisition-related costs	-
Interest expense	15,816
Income tax expense	100
Contingent consideration earnout expense	982
Adjusted EBITDA	$46,470

Source: Company filings.

(1) In accordance with US GAAP, pro-forma adjustments include those adjustments necessary for the three months ended September 30, 2013 had the acquisition of Security Networks occurred on January 1, 2012. Accordingly, these pro-forma adjustments include an increase in adjusted EBITDA associated with the reversal of a $2.5 million fair value adjustment that reduced deferred revenue acquired in the Security Networks acquisition.

(2) In connection with the closing, Security Networks reversed an accrual of $1.9 million of legal expenses. Adjusted EBITDA has been reduced on a pro forma basis to remove this unusual item.

Monitronics
Monitored Security Systems
December 2013
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